Exhibit 99.1

Castle Biosciences Announces First Quarter 2021 Results

Q1 2021 revenues of $22.8 million, compared to $17.4 million in Q1 2020
Q1 2021 total dermatology test report volume of 4,805
Initiates 2021 Revenue Guidance of $80-83 million
Q1 2021 gross margin of 87%
Conference call and webcast today at 4:30 p.m. ET

FRIENDSWOOD, Texas- May 10, 2021--Castle Biosciences, Inc. (Nasdaq: CSTL), a dermatologic diagnostics company providing personalized genomic information to improve treatment decisions, today announced its financial results for the first quarter ended March 31, 2021.
“We are pleased with our strong execution in the first quarter, with revenue increasing by 31% over the first quarter of 2020,” said Derek Maetzold, president and chief executive officer of Castle Biosciences. “In-line with our expectations, January and February were impacted, we believe, by COVID-19 and weather interruptions. However, we are encouraged by the positive trends that we are seeing. Specifically, we saw order volume for our DecisionDx®-Melanoma test increase by approximately 30% in March 2021, compared to January 2021, with March orders being the highest March since DecisionDx-Melanoma became commercially available. This positive trend continued in April, with April orders exceeding those of March. Additionally, we saw continued positive trends for our recently launched DecisionDx®-SCC and DecisionDx® DiffDx™-Melanoma tests. While there is continued uncertainty related to the impact of COVID-19 with regard to the timing of the return to historical levels of skin cancer diagnoses, we feel confident in providing 2021 revenue guidance of $80-83 million.
“We continue to make progress on our growth initiatives and remain focused on helping physicians answer clinical questions with high unmet need with the personalized, precise results our genomic tests are designed to provide. We believe our recent announcement of signing a definitive agreement to acquire Myriad’s myPath Melanoma laboratory, and the resulting addition of myPath® Melanoma test to our skin cancer test services, furthers our position as the leader in dermatologic diagnostics. And we believe will enable us to provide the most comprehensive offerings for patients with skin cancer and difficult-to-diagnose melanocytic lesions. Additionally, our pipeline initiative to develop an innovative test that can predict therapy response and guide treatment selection of systemic therapies in patients diagnosed with moderate to severe psoriasis, atopic dermatitis and related conditions has the potential to expand our reach into non-skin cancer, medical dermatology diseases and is expected to provide enhanced value to our clinical customers and their patients. These tests, along with our other pipeline products, have the potential to increase our estimated U.S. total addressable market to slightly more than $5.5 billion.
“Finally, I am pleased to announce that we completed our commercial team expansion ahead of schedule, with all new outside territories filled, doubling our total dermatology customer facing positions to approximately 60-65. Training is ongoing, and by July 1, we expect our expanded commercial team will be able to utilize our existing, dermatologic sales channels to offer clinicians and their patients four innovative, actionable gene expression profile tests designed to improve patient care.”
First Quarter Ended March 31, 2021, Selected Results
•Revenues were $22.8 million, a 31% increase compared to $17.4 million during the same period in 2020. Included in revenue for the period were positive revenue adjustments related to tests delivered in prior periods. These positive prior period revenue adjustments for the three months ended March 31, 2021, were $5.3 million, compared to $3.2 million for the same period in 2020. Prior period revenues for the first quarter of 2021 includes favorable adjustments related to settlement of certain groups of receivables from prior years, in addition to other positive prior period revenue adjustments.
•Adjusted revenues were $17.5 million, a 22% increase, excluding the effects of revenue adjustments related to tests delivered in prior periods, compared to $14.3 million for the same period in 2020.
•Total gene expression profile test reports delivered in the first quarter of 2021 were 5,142, compared to 4,935 in the same period of 2020:

◦DecisionDx-Melanoma test reports delivered in the first quarter of 2021 were 4,060, compared to 4,574, in the first quarter of 2020.
◦DecisionDx-SCC test reports delivered in the first quarter of 2021 were 527.
◦DecisionDx DiffDx-Melanoma test reports delivered in the first quarter of 2021 were 218.
◦DecisionDx-UM test reports delivered in the first quarter of 2021 were 337, compared to 361 in the first quarter of 2020. Order volume for DecisionDx-UM increased by approximately 58% in March 2021, compared to January 2021.
•Gross margin for the three months ended March 31, 2021, was 87%.
•Adjusted gross margin for the three months ended March 31, 2021, was 83%.
•Operating cash flow was $(3.6) million, compared to $(0.3) million for the same period in 2020.
•Adjusted operating cash flow was $(5.5) million, compared to $(0.3) million for the same period in 2020.

Cash and Cash Equivalents
As of March 31, 2021, the Company’s cash and cash equivalents totaled $407 million.
2020 Revenue Guidance
Castle Biosciences anticipates generating $80-83 million in total revenue in 2021.

First Quarter and Recent Business and Clinical Evidence Highlights
•On April 27, the Company announced it signed a definitive agreement to acquire all of the equity of Myriad myPath, LLC (Myriad myPath Laboratory), from Myriad Genetics. Myriad myPath Laboratory is a CLIA-certified laboratory in Salt Lake City, where the myPath Melanoma 23-gene expression profile (GEP) test is currently offered. With the acquisition, which is subject to customary closing conditions and is expected to close in late May 2021, Castle expects to make available the most comprehensive molecular testing offering for difficult-to-diagnose melanocytic lesions. See the Company’s news release from April 27, 2021, for more information.
•On May 10, the Company announced the launch of its innovative pipeline initiative to develop a genomic test aimed at predicting systemic therapy response in patients with moderate to severe psoriasis, atopic dermatitis and related conditions. See the Company’s news release from earlier today for more information.
•In April, at the 10th World Congress of Melanoma, the Company presented data on three of its skin cancer tests, including from an independent validation study demonstrating the i31-GEP artificial intelligence algorithm improves precision of sentinel lymph node positivity prediction in cutaneous melanoma. The poster, titled “Integration of the 31-gene expression profile test with clinicopathologic features (i31-GEP) to assess sentinel lymph node positivity risk in patients with cutaneous melanoma,” highlights the i31-GEP validation study data and demonstrates that the algorithm provides a more precise, personalized likelihood of sentinel lymph node positivity. The poster can be accessed here.
Study methods and findings:
◦The study reviewed the development and validation of the i31-GEP, which deploys a neural network algorithm to integrate the continuous DecisionDx-Melanoma score as well as other histologic and clinical features on a development cohort of 1,398 patients. The i31-GEP algorithm was locked using these 1,398 patients and was then independently validated on an independent, U.S. based cohort of 1,674 patients.
◦The development phase identified that the DecisionDx-Melanoma score was the most important variable in predicting SLN positivity under both the variable importance assessment function (DecisionDx-Melanoma score = 100, Breslow thickness = 56, Mitotic rate = 25, ulceration = 83 and Age = 0; with 100 being the highest possible value) and log-likelihood value (DecisionDx-Melanoma score = 91.3, Breslow thickness = 53.5, Mitotic rate = 20.7, ulceration = 19.1 and Age = 10.5; with 100 being the highest possible value).
◦The independent validation phase showed that the i31-GEP provides a highly concordant prediction of SLN positivity rate compared to observed rates (linear regression slope of 0.999, with 1.0 representing complete concordance).

◦Of patients originally classified with 5-10% SLN positivity risk, i31-GEP reclassified 63% of those patients, whose actual risk of SLN positivity was outside that range in either direction (less than 5% or greater than 10%).
◦i31-GEP had a high negative predictive value of 98% in patients with T1-T4 tumors.
Information about the additional data presentations can be found here on the Company’s news release from April 16, 2021.
•Data from an independent, prospective study was published in the American Journal of Surgery, demonstrating DecisionDx-Melanoma’s utility for prediction of outcomes in patients with cutaneous melanoma. The publication, titled “Utility of a 31-gene expression profile for predicting outcomes in patients with primary cutaneous melanoma referred for sentinel node biopsy,” describes a study comparing tumor features, sentinel node biopsy (SLNB) results, and patient outcomes from a prospective database of 383 patients with cutaneous melanoma who both underwent SLNB and had their primary tumor assayed with DecisionDx-Melanoma. The study’s results demonstrated that a Class 2 (high-risk) DecisionDx-Melanoma result was significantly associated with higher rates of SLNB positivity compared to Class 1 (low risk). With respect to risk prognoses, patients who received a Class 2B DecisionDx-Melanoma result and were SLNB-positive experienced the highest recurrence rates (38%), compared to only a 2% recurrence rate for patients who were Class 1A and SLNB-negative. DecisionDx-Melanoma Class 2 results were significantly associated with poorer RFS and DMFS rates compared to Class 1 results, both in the entire cohort of 383 cases and in patients staged as “low risk” (IA-IIA) according to American Joint Committee on Cancer (AJCC) staging criteria. See the Company’s news release from April 14, 2021, for more information.
•Publication of prospective, multi-center long-term outcomes data in cutaneous melanoma appeared in the peer-reviewed journal, JCO® Precision Oncology, and was titled “Long-term outcomes in a multicenter, prospective cohort evaluating the prognostic 31-gene expression profile for cutaneous melanoma.” The study’s key objective was to demonstrate the prognostic value of DecisionDx-Melanoma with long-term follow-up that extends the assessment time period for a previously studied cohort. The study achieved its primary objective and expanded upon prior results to show the ability of the test to accurately identifying recurrence risk of patients with American Joint Committee on Cancer (AJCC) 8th Edition staging system early stage I-IIA disease. See the Company’s news release from April 13, 2021, for more information.
•Publication of a cross-sectional study of dermatologists that found its respondents are increasingly incorporating DecisionDx®-Melanoma into the management of their patients with melanoma was published in SKIN: The Journal of Cutaneous Medicine and was titled, “Assessment of the 31-Gene Expression Profile Test by Dermatologists: A Cross-Sectional Survey from National Dermatology Conferences.” The cross-sectional study was offered to attendees of two national, virtual dermatology conferences during the end of 2020 and beginning of 2021 to assess the professional understanding, opinions and clinical usage of DecisionDx-Melanoma by dermatologists. Participants were asked questions regarding practice demographics, factors considered prior to ordering DecisionDx-Melanoma, their integration of the test’s results into clinical management and their opinions on the usefulness of the test. Participants who use DecisionDx-Melanoma indicated that they use the results to impact follow-up schedules, referrals, surveillance imaging, sentinel lymph node biopsy procedure recommendations and other treatment decisions. These uses largely follow published appropriate-use criteria for the test. Participants responded that patients gain various benefits from DecisionDx-Melanoma test results, including increased knowledge and understanding (70%), personalized treatment options (58%) and eased uncertainty about the future (59%). Even regarding test results indicating the lowest risk of recurrence (i.e., Class 1A), 66% of participants reported potential benefits for ameliorating patients’ anxiety and 46% reported increasing confidence in their management. See the Company’s news release from March 25, 2021, for more information.
•In March 2021, the Company announced clinical availability of an artificial intelligence-based integrated DecisionDx-Melanoma test result. The Company validated the integration of clinicopathologic features with the tumor biology insights provided by the DecisionDx-Melanoma test. The integrated test result (ITR) is designed to provide a more precise risk prediction to further improve the clinical actionability by clinicians and their patients in helping to guide cancer management decisions. For more information, see the Company’s news release from March 8, 2021.
•In February 2021, the Company presented data on DecisionDx-Melanoma at the 19th Annual South Beach Symposium:
◦The first poster was entitled, “31-Gene expression profiling improves risk stratification in patients with T1 cutaneous melanoma.” Univariate analysis of the study data showed DecisionDx-Melanoma to be a stronger predictor of recurrence-free survival (RFS) than SLN status. Additionally, multivariable analysis showed DecisionDx-Melanoma to be a strong, independent predictor of RFS. With Class 2B RFS status similar to SLN positive status, Class 2B patients warrant follow-up strategies similar to SLN positive patients.
◦The second DecisionDx-Melanoma poster was entitled, “The clinical and financial impact of the 31-gene expression profile testing on sentinel lymph node biopsy patients selection in patients with T1b cutaneous melanoma.” The authors analyzed all clinical DecisionDx-Melanoma tests that were reported from Jan. 3, 2019 through Sept. 4, 2020. The data showed that 75% of eligible patients with T1b tumors had a Class 1A result and could potentially forego sentinel lymph node biopsy (SLNB). The authors estimate that foregoing SLNB in these patients could reduce healthcare expenditures by up to $120 million in SLNB-related costs. For more information, see the Company’s news release from Feb. 4, 2021.
•In January 2021, the Company presented data on DecisionDx-Melanoma and DecisionDx DiffDx-Melanoma at the 18th Annual Winter Clinical Dermatology Conference:
◦The virtual poster for DecisionDx-Melanoma was entitled, “Identifying predictors of sentinel lymph node metastasis in cutaneous melanoma patients using molecular and clinicopathologic high-risk features.” For 3,093 patients with T1-T4 cutaneous melanoma, authors used decision tree analysis to determine which molecular and clinicopathologic features best stratify sentinel lymph node (SLN) positivity risk and demonstrated that DecisionDx-Melanoma was the most important feature in distinguishing between high and low SLN-positivity rates (p<0.001).
◦The virtual poster for DecisionDx DiffDx-Melanoma was entitled, “Performance of a 35-gene expression profile test in suspicious pigmented lesions of the head and neck.” The study evaluated DecisionDx DiffDx-Melanoma’s accuracy in classifying pigmented lesions on the head and neck. The data demonstrated that DecisionDx DiffDx-Melanoma has the ability to be an effective tool for refining melanoma diagnoses on the head and neck and therefore improving downstream management decisions, as indicated by its high sensitivity and specificity in the study. For more information, see the Company’s news release from Jan. 20, 2021.
•Also in January 2021, the Company presented data at the Maui Derm for Dermatologists 2021 conference:
◦The virtual poster for DecisionDx-SCC was entitled, “Clinical utility of the 40-gene expression profile (40-GEP) for improved patient management decisions and disease related outcomes when combined with current clinicopathological risk factors for cutaneous squamous cell carcinoma (cSCC): Case Series.” Two SCC cases were presented that highlight DecisionDx-SCC’s utility in stratifying risk in SCC. The cases had very similar risk of metastasis at diagnosis as both presented with a history of immunosuppression and had identical staging (T2a per Brigham and Women’s Hospital staging; T1 per American Joint Committee on Cancer staging), but had divergent outcomes:
▪Case 1 did not recur, despite incomplete resection. This case had a low-risk (Class 1) DecisionDx-SCC result, consistent with the clinical outcome of no clinical progression.
▪Case 2 developed local recurrence and regional metastasis, and eventually died from SCC, despite clear surgical margins. This case had a highest-risk (Class 2B) DecisionDx-SCC result, consistent with clinical progression. The study authors concluded that incorporating DecisionDx-SCC as a prognostic factor with traditional clinicopathologic risk factors can improve stratification of high-risk SCC patients with at least one risk factor, thereby informing risk-appropriate management strategies.

Conference Call and Webcast Details
Castle Biosciences will hold a conference call on Monday, May 10, 2021, at 4:30 p.m. Eastern time to discuss its first quarter 2021 results and provide a corporate update.

A live webcast of the conference call can be accessed here: https://edge.media-server.com/mmc/p/p5gxkbjh or via the webcast link on the Investor Relations page of the Company’s website (www.castlebiosciences.com). Please access the webcast at least 10 minutes before the conference call start time. An archive of the webcast will be available on the Company’s website until June 1, 2021.

To access the live conference call via phone, please dial 877-282-2581 from the United States and Canada, or +1 470-495-9479 internationally, at least 10 minutes prior to the start of the call, using the conference ID 6526639.

There will be a brief Question & Answer session following management commentary.

Use of Non-GAAP Financial Measures (UNAUDITED)
In this release, we use the metrics of Adjusted Revenue, Adjusted Gross Margin and Adjusted Operating Cash Flow, which are non-GAAP financial measures and are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). Adjusted Revenue and Adjusted Gross Margin reflect adjustments to net revenues to exclude changes in variable consideration related to test reports delivered in previous periods. Adjusted Operating Cash Flow excludes the effects of cash activity associated with COVID-19 government relief payments to healthcare providers.

We use Adjusted Revenue, Adjusted Gross Margin and Adjusted Operating Cash Flow internally because we believe these metrics provide useful supplemental information in assessing our revenue and cash flow performance, respectively. We believe Adjusted Revenue and Adjusted Gross Margin are also useful to investors because they provide additional information on current-period performance by removing the effects of revenue adjustments related to tests delivered in previous periods, which we believe may facilitate revenue and gross margin comparisons to historical periods. We believe Adjusted Operating Cash Flow is also useful to investors as a supplement to GAAP measures in the assessment of our cash flow performance by removing the effects of COVID-19 government relief payments, which we believe are not indicative of our ongoing operations. However, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes. These non-GAAP financial measures are not meant to be substitutes for net revenues or net cash (used in) provided by operating activities reported in accordance with GAAP and should be considered in conjunction with our financial information presented on GAAP basis. Accordingly, investors should not place undue reliance on non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the tables at the end of this press release.

About Castle Biosciences

Castle Biosciences (Nasdaq: CSTL) is a commercial-stage dermatologic diagnostics company focused on providing physicians and their patients with personalized, clinically actionable genomic information to make more accurate treatment decisions. The Company currently offers tests for patients with cutaneous melanoma (DecisionDx®-Melanoma, DecisionDx®-CMSeq), cutaneous squamous cell carcinoma (DecisionDx®-SCC), suspicious pigmented lesions (DecisionDx® DiffDx™-Melanoma) and uveal melanoma (DecisionDx®-UM, DecisionDx®-PRAME and DecisionDx®-UMSeq). For more information about Castle’s gene expression profile tests, visit www.CastleTestInfo.com. Castle also has active research and development programs for tests in other dermatologic diseases with high clinical need, including its test in development to predict systemic therapy response in patients with moderate to severe psoriasis, atopic dermatitis and related conditions. Castle Biosciences is based in Friendswood, Texas (Houston), and has laboratory operations in Phoenix, Arizona. For more information, visit www.CastleBiosciences.com.

DecisionDx-Melanoma, DecisionDx-CMSeq, DecisionDx-SCC, DecisionDx DiffDx-Melanoma, DecisionDx-UM, DecisionDx-PRAME and DecisionDx-UMSeq and are trademarks of Castle Biosciences, Inc.

Forward-Looking Statements
The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These forward-looking statements include, but are not limited to, statements concerning the effects of the COVID-19 pandemic on our business and our efforts to address its impact on our business, statements concerning the estimated size of our total addressable market or our existing and pipeline products, the impact, accuracy and effectiveness of our tests, including DecisionDx-Melanoma, DecisionDx-SCC and DecisionDx DiffDx-Melanoma, on physicians, patients and their treatment plans, our prospects and plans and the objectives of management and statements concerning the expectation that Castle will complete the acquisition of Myriad myPath Laboratory and the expected timing of the consummation of the transaction, Castle’s ability to integrate the myPath Melanoma test into its commercial offerings and deliver the most comprehensive molecular testing offering for difficult-to-diagnose melanocytic lesions. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the effects of the COVID-19 pandemic on our business and our efforts to address its impact on our business, subsequent study results and findings that contradict earlier study results and findings our tests’, including DecisionDx-Melanoma, DecisionDx-SCC and DecisionDx DiffDx-Melanoma, ability to provide the aforementioned benefits to patients, the conditions to closing the myPath Melanoma acquisition may not be satisfied and the transaction may be delayed or not close at all, and the risks set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and in our other filings with the SEC. The forward-looking statements are applicable only as of the date on which they are made, and we do not assume any obligation to update any forward-looking statements, except as may be required by law.

The COVID-19 situation continues to evolve and brings along with it a high level of uncertainty surrounding potential future impacts. Therefore, trends in test report volumes, order data and new ordering clinician data is not necessarily indicative of the Company’s results of operations that can be expected for future interim periods or for the year ending December 31, 2021.

Investor and Media Contact:
Camilla Zuckero
+1 832-835-5158
czuckero@castlebiosciences.com

CASTLE BIOSCIENCES, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020

NET REVENUES	$22,813	$17,418
COST OF SALES	3,028	2,391
Gross margin	19,785	15,027
OPERATING EXPENSES
Research and development	5,908	2,913
Selling, general and administrative	18,161	11,078
Total operating expenses	24,069	13,991
Operating (loss) income	(4,284)	1,036
Interest income	4	298
Interest expense	—	(764)
(Loss) income before income taxes	(4,280)	570
Income tax expense	—	—
Net (loss) income and comprehensive (loss) income	$(4,280)	$570

(Loss) earnings per share:
Basic	$(0.17)	$0.03
Diluted	$(0.17)	$0.03

Weighted-average shares outstanding:
Basic	24,912	17,372
Diluted	24,912	18,734

CASTLE BIOSCIENCES, INC.
CONDENSED BALANCE SHEETS
(in thousands)

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$406,981	$409,852
Accounts receivable, net	14,292	12,759
Inventory	2,310	2,217
Prepaid expenses and other current assets	3,087	4,766
Total current assets	426,670	429,594
Long-term accounts receivable, net	1,121	1,096
Property and equipment, net	7,780	7,102
Other assets – long-term	1,761	1,536
Total assets	$437,332	$439,328

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,172	$2,098
Accrued compensation	5,208	9,108
Medicare advance payment	8,178	6,615
Other accrued liabilities	2,020	3,055
Total current liabilities	17,578	20,876
Noncurrent portion of Medicare advance payment	172	1,735
Deferred rent and other liabilities	995	1,026
Total liabilities	18,745	23,637
Stockholders’ Equity
Common stock	25	25
Additional paid-in capital	485,338	478,162
Accumulated deficit	(66,776)	(62,496)
Total stockholders’ equity	418,587	415,691
Total liabilities and stockholders’ equity	$437,332	$439,328

CASTLE BIOSCIENCES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2021	2020
OPERATING ACTIVITIES
Net (loss) income	$(4,280)	$570
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	233	91
Stock compensation expense	4,913	1,577
Amortization of debt discounts and issuance costs	—	224
Other	33	—
Change in operating assets and liabilities:
Accounts receivable	(1,558)	161
Prepaid expenses and other current assets	1,679	(129)
Inventory	(93)	19
Other assets	(225)	(77)
Accounts payable	(40)	56
Accrued compensation	(3,899)	(2,645)
Other accrued liabilities	(330)	(96)
Deferred rent and other liabilities	(64)	(2)
Net cash used in operating activities	(3,631)	(251)
INVESTING ACTIVITIES
Purchases of property and equipment	(750)	(500)
Net cash used in investing activities	(750)	(500)
FINANCING ACTIVITIES
Payment of common stock offering costs	(336)	—
Proceeds from exercise of common stock options	991	71
Proceeds from contributions to the employee stock purchase plan	855	488
Net cash provided by financing activities	1,510	559

NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,871)	(192)
Beginning of period	409,852	98,845
End of period	$406,981	$98,653

CASTLE BIOSCIENCES, INC.
Reconciliation of Non-GAAP Financial Measures (UNAUDITED)
The table below presents the reconciliation of adjusted revenue and adjusted gross margin, which are non-GAAP measures. See "Use of Non-GAAP Financial Measures (UNAUDITED)" above for further information regarding the Company's use of non-GAAP financial measures.

	Three Months Ended March 31,
	2021	2020
(in thousands)
Adjusted revenue
Net revenues (GAAP)	$22,813	$17,418
Revenue associated with test reports delivered prior periods	(5,335)	(3,160)
Adjusted revenue (Non-GAAP)	$17,478	$14,258

Adjusted gross margin ($)
Gross margin (GAAP)	$19,785	$15,027
Revenue associated with test reports delivered prior periods	(5,335)	(3,160)
Adjusted gross margin (Non-GAAP)	$14,450	$11,867

Adjusted gross margin (%)
Gross margin (GAAP)	86.7%	86.3%
Revenue associated with test reports delivered prior periods	(4.0)%	(3.1)%
Adjusted gross margin (Non-GAAP)[1]	82.7%	83.2%
________________________
1.Calculated by dividing adjusted gross margin by adjusted revenue.

The table below presents the reconciliation of adjusted operating cash flow, which is a non-GAAP measure. See "Use of Non-GAAP Financial Measures (UNAUDITED)" above for further information regarding the Company's use of non-GAAP financial measures.

	Three Months Ended March 31,
	2021	2020
(in thousands)
Adjusted operating cash flow
Net cash used in operating activities (GAAP)	$(3,631)	$(251)
HHS provider relief funds[1]	(1,882)	—
Adjusted operating cash flow (Non-GAAP)	$(5,513)	$(251)
________________________
1.Reflects cash activity in the three months ended March 31, 2021 associated with the HHS provider relief funds.